Exhibit 14.1

WELLINGS CAPITAL MANAGEMENT, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

June 8, 2023

	Section 5.6 Initial Holdings Reports	10

	Section 5.7 Quarterly Transaction Reports	11

	Section 5.8 Annual Holdings Reports	11

	Section 5.9 Annual Certification of Compliance	11

VI.	STATEMENT ON THE PROHIBITION OF INSIDER TRADING	12

VII.	ADMINISTRATION OF THE CODE	16

VIII.	SANCTIONS FOR CODE VIOLATIONS	17

IX.	APPLICATION/WAIVERS	17

X.	RECORDS	17

XI.	REVISIONS AND AMENDMENTS	18

CODE OF BUSINESS CONDUCT AND ETHICS

I. INTRODUCTION

Wellings Capital Management, LLC, (the “Firm” or “us” or “we”), is a Delaware limited liability company that is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Wellings Capital Management, LLC currently serves as the investment adviser to Wellings Real Estate Income Fund (“Wellings BDC”), an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Unless otherwise noted, all references herein to the “BDC Clients” apply equally to Wellings BDC and any other future BDC client the Firm may serve as investment adviser to. The Firm also provides investment advisory and administrative services to six real estate investment funds and a statutory trust fund.

Ethics are important to the Firm and to its management. The Firm is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and employees of the Firm are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics and Statement on the Prohibition of Insider Trading (this “Code”). If you have any questions or concerns about what is proper conduct for you or anyone else, please raise these concerns with the Firm’s Chief Compliance Officer, who is responsible for administering and monitoring this Code (the “Chief Compliance Officer”), and follow the procedures outlined in applicable sections of this Code.

This Code has been adopted by Senior management of Directors of the Company (the “Board”) in accordance with Rule 17j-l(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute (the “Report”). Rule 17j-l of the 1940 Act generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by business development companies if effected by access persons of such companies.

II. PURPOSE OF THE CODE

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of position of trust and responsibility;

•	maintain confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity, and accountability.

Further, it is the policy of the Company that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Company:

•	employ any device, scheme, or artifice to defraud us;

•	make any untrue statement of a material fact or omit to state to us a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us; or

•	engage in any manipulative practices with respect to our business activities.

All officers, directors, and employees, as a condition of employment or continued employment or service to the Company and the Advisor, as applicable, will acknowledge annually, in writing, in the form attached hereto as Appendix A, that they have received a copy of this Code, read it, and understand that this Code contains our expectations regarding their conduct.

III. APPLICATION OF THE CODE

The employees specified in the following discussion will be subject to the provisions of this Code.

Section 3.1 Scope of the Code of Ethics. In order to prevent the Company’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, Senior management has adopted this Code of Ethics.

Section 3.2 Definitions. In addition to terms expressly defined elsewhere herein, the following words shall have the following meanings as used in this Code:

Access Person means any director, officer, partner, employee, or Advisory Person (as defined below) of the Company; provided, however, that the term “Access Person” will not include a Disinterested Director (as defined below).

Advisory Person means: (i) any director, officer or employee of the Company or of any company in a control relationship to the Company, who, in connection with his or her regular duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Covered Security. An Advisory Person shall not include a Disinterested Director.

Automatic Investment Plan refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a distribution reinvestment plan.

Beneficial Interest includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children or any person living with him or her or to whom he or she contributed economic support.

Beneficial Ownership shall be determined in accordance with Rule 16a-1(a)(2) under the Exchange Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period means that timeframe in which the Company or an Access Person, or Disinterested Director with knowledge of the Company’s trading activity, may not engage in trading in an issue, or its related securities, appearing on the Company’s Restricted List as described below.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except that a Covered Security does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Disinterested Director means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of the Securities Act.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List means the list that identifies those securities which the Company or its Access Persons may not trade due to some restriction under the securities laws whereby the Company or its Access Persons may be deemed to possess material nonpublic information (as it is described within the Insider Trading Policy Statement) about the issuer of such securities.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of any entity that provides investment advice on behalf of the Company and is subject to the supervision and control of the Company; provided, however, that Supervised Person shall not include Disinterested Directors.

Section 3.3 Standards of Conduct.

3.3.1.   No Access Person, Supervised Person or Disinterested Director shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Company or its stockholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company, or any of its affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company and its stockholders.

3.3.2.   Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.3.3.   No Access Person, Supervised Person or Disinterested Director shall dispense any information concerning securities holdings or securities transactions of the Company to anyone outside the Company without obtaining prior written approval from the Chief Compliance Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

•	when such information is reported to directors of the Company; or

•	in the ordinary course of his or her duties on behalf of the Company.

3.3.4.   All personal securities transactions should be conducted consistent with this Code and the Insider Trading Policy Statement and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Company.

IV. PRINCIPLES OF BUSINESS CONDUCT

All officers, directors, and employees of the Company and the Advisor will be subject to the following guidelines covering business conduct, except as noted below:

Section 4.1 Conflicts of Interest. You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interests in any way interfere with our interests, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•	you cause us or the Advisor to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•	you use any nonpublic information about us or the Advisor, our customers or our other business partners for your personal gain, or the gain of a member of your family; or

•	you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Section 4.2 Corporate Opportunities. Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself. Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or the Advisor, or through the use of either’s property or information;

•	use our or the Advisor’s property, information or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us or the Advisor.

Section 4.3 Confidentiality. You must not disclose confidential information regarding us, the Advisor, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all nonpublic information that might be harmful to, or useful to the competitors of, the Company, our affiliates, our lenders, our clients, or our other business partners. This obligation continues even after you leave the Company, until the information becomes publicly available.

Section 4.4 Fair Dealing. You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Section 4.5 Protection and Proper Use of Company Assets. Our assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Section 4.6 Foreign Corrupt Practices Act. The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by a person to whom this Code is applicable or an agent acting on such person’s behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his or her influence, or in order to assist in obtaining or retaining business for, or directing business to, any person.

All persons to whom this Code is applicable are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

Section 4.7 Compliance with Applicable Laws, Rules and Regulations. Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Please talk to the Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules, and regulations.

In addition, we expect you to comply with all our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Section 4.8 Equal Opportunity; Harassment. We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status or any other status protected by law.

Section 4.9 Gifts. Gifts can appear to compromise the integrity and honesty of our personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest. We have attempted to balance these considerations in the policy which follows.

No person employed by the Company or the Advisor shall accept a gift or other thing of more than de minimis value ($500 or less) from any person or entity that does business with, or is soliciting business from, the Company. Gifts exceeding that amount per person must be returned and the gift, its approximate value and its disposition reported to the Chief Compliance Officer. Such persons of the Company and the Advisor may accept gifts in the form of customary business entertainment (such as meals or tickets to sporting or other entertainment events) so long as the giver will be present at the entertainment. Gifts to the Company as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $500 limitation, but such gifts must be approved by the Chief Compliance Officer.

All gifts shall be reflected in a gift log, containing a basic description of the gift, a good faith estimate of the value of the gift and a description of its disposition (that is, accepted, rejected, returned to sender, etc.).

Solicitation of gifts is strictly prohibited.

Standards for giving gifts are identical to those governing the acceptance of gifts (that is they should be restricted to items worth $500 or less). On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts. Every person subject to this Code must avoid gifts or entertainment that would compromise the Company’s standing or reputation. If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer immediately. Disinterested Directors are not subject to these requirements.

Section 4.10 Accuracy of Company Records. We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Section 4.11 Retaining Business Communications. The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply, or have any questions regarding the possible applicability of this exception, please contact the Chief Compliance Officer. The personal records of Disinterested Directors are not subject to these requirements.

Section 4.12 Outside Employment. Without the written consent of the Chief Executive Officer of the Company (the “Chief Executive Officer”), no person employed by the Company or the Advisor is permitted to:

•	engage in any other financial services business for profit;

•	be employed or compensated by any other business for work performed; or

•	have a significant (more than 5% equity) interest in any other financial services business including, but not limited to, banks, brokerages, investment advisors, insurance companies or any other similar business.

Requests for outside employment waivers should be made in writing to the Chief Executive Officer with a copy to the Chief Compliance Officer.

Section 4.13 Service as a Director. No person employed by the Company or the Advisor shall serve as a director or officer of any organization, other than a charitable organization, without prior written authorization from the Chief Compliance Officer. Any request to serve on the board of such an organization must include the name of the entity and its business, the names of the other board members, and a general reason for the request. The Chief Compliance Officer shall consult with the Chief Executive Officer in connection with such request. Disinterested Directors are not subject to these requirements, but should give notice to the Chief Compliance Officer prior to serving as a director or officer of any such organization.

Section 4.14 Political Contributions. Persons associated with the Company or any of its affiliated organizations may direct personal funds as contributions to political action committees or political candidates; however, any amount contributed in excess of $150 (regardless of whether one may vote for the candidate) must be pre-approved by the Chief Compliance Officer, or their designee. Persons associated with the Company or the Advisor will be required to disclose any political contributions made no less frequently than annually. Disinterested Directors are not subject to the pre-clearance or annual disclosure requirements.

Section 4.15 Media Relations. We must speak with a unified voice in all dealings with the press and other media. As a result, the Chief Executive Officer, or his or her designee, is the sole contact for media seeking information about the Company. Any requests from the media must be referred to the Chief Executive Officer, or his or her designee.

Section 4.16 Intellectual Property Information. Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans, objectives and strategies, trade secrets, unpublished financial information, salary and benefits data and lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and must:

•	Not disclose this information to persons outside of the Company;

•	Not use this information for personal benefit or the benefit of persons outside of the Company; and

•	Not share this information with other employees except on a legitimate “need to know” basis.

Section 4.17 Internet and Email Policy. We provide an email system and Internet access to certain of our employees to help them do their work. You may use the email system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are prohibited from discussing or posting information regarding the Company in any external electronic forum, including Internet chat rooms, electronic bulletin boards or social media sites.

Section 4.18 Reporting Violations and Complaint Handling. You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by the Company’s or the Advisor’s employees, officers, and directors, and you are expected to report a violation promptly. All reports of possible violations should be made in accordance with the Company’s Whistleblower Policy, as adopted in March, 2022.

V. IMPLEMENTATION OF THE CODE

Section 5.1 Prohibited Transactions.

5.1.1.   General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company, or is held in the Company portfolio unless such Access Person shall have obtained prior written approval for such purpose from the Chief Compliance Officer.

•	An Access Person who becomes aware that the Company is considering the purchase or sale of any Covered Security must immediately notify the Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify the Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•	Once an Access Person becomes aware that the Company is considering the purchase or sale of a Covered Security, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

5.1.2.   Initial Public Offerings and Limited Offerings. Access Persons of the Company must obtain approval from the Company before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering where such securities are issued by (i) an issuer or entity whose outstanding securities are held or being considered for purchase by the Company, or any control affiliate thereof; or (ii) an entity that is currently providing or is proposing to provide advisory, administrative, custodial, transfer agency, brokerage or other material services to the Company, including firms that are seeking to sell or in the past two years have sold securities to the Company.

5.1.3.   Securities under Review; Blackout Period. No Access Persons shall execute a securities transaction in any security issued by an entity that the Company owns in its portfolio or is considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from the Chief Compliance Officer. No Access Person may trade in the securities of any issuer appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List.

5.1.4.   Company Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Chief Compliance Officer when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interest in that issuer.

Section 5.2 Management of the Restricted List. The Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material nonpublic information concerning the issuer of any security that information must be provided to the Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, the Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons. The Advisor is directed to advise the Company when it has obtained information causing the Advisor to be restricted from trading in the securities of any entities being considered for investment in the Company’s portfolio. The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of the Company absent approval of the Chief Compliance Officer.

Section 5.3 Procedures to Implement this Code. The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Company in preventing, detecting, and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in Section 5.4 except:

•	with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; or

•	Those transactions effected pursuant to an Automatic Investment Plan.

Section 5.4 Reporting Requirements. The Chief Compliance Officer shall furnish each employee with a copy of this Code along with the other sections of this Code, and any amendments, upon commencement of employment and annually thereafter.

Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read, and understands all aspects of the Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, the Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports in the forms attached hereto as Appendices B, C and D, respectively.

Section 5.5 Pre-Clearance Reports. Access Persons must obtain approval from the Chief Compliance Officer prior to entering into a transaction in a Limited Offering and Initial Public Offering.

Section 5.6 Initial Holdings Reports. Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to the Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security and the principal amount;

•	the name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

Section 5.7 Quarterly Transaction Reports. Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to the Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The report must cover all transactions occurring during the calendar quarter most recently ending. Disinterested Directors must file such a report if such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known, that during the 15-day period immediately preceding or after the date of the transaction involving a Covered Security by the director such Covered Security is or was purchased or sold by the Company or the Company’s Advisor considered purchasing or selling such Covered Security. The report must contain the following information:

•	the date of the transaction;

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer, or bank with or through which the transaction was effected, and the date the account(s) were established; and

•	the date the Access Person submits the report.

Section 5.8 Annual Holdings Reports. Each Access Person must submit, to the Chief Compliance Officer or other designated person, an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The annual holdings report must be submitted at least once every 12-month period, on a date to be designated by the Company. The Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved and the principal amount of each reportable security involved;

•	the name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

Section 5.9 Annual Certification of Compliance. All Access Persons must annually certify, through a written acknowledgment, to the Chief Compliance Officer that (1) they have read, understood, and agree to abide by this Code; (2) they have complied with all applicable requirements of this Code; and (3) they have reported all transactions and holdings that they are required to report under this Code.

VI. STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to the Company’s. The information provided below should provide a useful guide about what constitutes insider trading and material inside information.

Summary of the Company’s Business Activities

The Company is a business development company established under the 1940 Act and registered with the SEC. The Company offers individual investors access to private debt with a focus in senior secured loans and second lien secured loans and, to a lesser extent, subordinated loans. Generally, these loans are held with private companies that do not have any publicly-traded securities. In certain instances, however, there may be publicly-traded securities available in the marketplace for issuers in which the Company holds a position.

It is not expected that, in the course of its trading activities, the Company will receive access to information that is not already in the public domain. However, certain data sources may make information available to the Company that has not been fully disseminated in the marketplace. If this situation arises and the Company has an opportunity to opt to receive the information, the Access Person that encounters this situation will raise the situation with his or her supervisors and our Chief Compliance Officer to decide whether to opt to receive the information or decline to receive the information. If the decision is made to receive the information, our Chief Compliance Officer will update the Restricted List as it is discussed in the Code of Ethics.

In the unlikely event that you come into possession of information that is not publicly available, either through your work with us or outside of the workplace, you will be required to adhere to this Statement on the Prohibition of Insider Trading (this “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with the Code of Ethics beginning with the requirement to notify our Chief Compliance Officer.

Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to ensure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading; and

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both the Company and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business, or fined. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 and the Insider Trading and Securities Fraud Enforcement Act of 1988. The Company’s actions with respect to any violations will be swift and forceful since it is the victim of any such abuse.

A violation of the Company’s policies and procedures regarding confidential information or the use thereof and disclosure may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion, or other sanctions, whether or not the violation of the Company’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized and, as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Company may initiate or cooperate in proceedings resulting in such penalties.

Policy

No person to whom this Statement applies, including officers, directors or employees of the Company and the Advisor, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, director or employee communicate material non- public information to others in violation of the law. This conduct is referred to as “insider trading.” Any questions regarding this policy and procedure should be directed to our Chief Compliance Officer.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an insider while in possession of material non-public information;

•	trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

Who is an Insider?

The concept of an “insider” is broad and includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on non-public information is not a basis for liability unless the non-public information is material. Information generally is considered “material” if (i) there is a substantial likelihood that a reasonable investor would consider the non-public information important in making an investment decision, or (ii) the non-public information is reasonably certain to have a substantial effect on the price of a company’s securities. Non-public information that should be considered material includes, but is not limited to: dividend changes; earnings estimates not previously disseminated; material changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. United States 108 S. Ct. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with our Chief Compliance Officer before acting in any way on such information.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg, or a Dow Jones publication or in any other publication of general circulation would generally be considered “public.” In certain instances, information disseminated to certain segments of the investment community may be deemed “public” (e.g., research communicated through institutional information dissemination services such as First Call). The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Basis for Liability

Described below are circumstances under which a person or entity may be deemed to have traded on inside information.

1. Fiduciary Duty Theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: (1) they can enter into a confidential relationship with the company (e.g. attorneys and accountants, etc.) (“temporary insiders”); or (2) they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his or her fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2. Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the U.S. Supreme Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, directors, and employees of the Company in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Company or for themselves and to assist the Company and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, director and employee of the Company must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Company, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures you should consult our Chief Compliance Officer.

1.         Identifying Inside Information. Before trading for yourself or others in the securities of a company about which you have what you believe to be inside information, ask yourself the following questions:

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is non- public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is non-public, you must ask our Chief Compliance Officer prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to our Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of the Company, other than to our Chief Compliance Officer.

•	After our Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2.          Restricting Access to Material Non-public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

3.          Personal Security Trading. All officers, directors and employees must trade in accordance with the provisions of the Code of Ethics as well as this Statement in order to assist the Company with monitoring for violations of the law.

4.          Restricted List. As defined in the Code of Ethics, our Chief Compliance Officer will maintain a Restricted List. Disclosure outside of the Company as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

5.          Supervision/Investigation. Should our Chief Compliance Officer learn, through regular review of personal trading documents, or from any other source, that a violation of this Statement is suspected, our Chief Compliance Officer shall alert the Chief Executive Officer of the Company. Together, these parties will determine who should conduct further investigation, if they determine an investigation is necessary.

VII. ADMINISTRATION OF THE CODE

The Chief Compliance Officer has overall responsibility for administering this Code and reporting on the administration of and compliance with this Code and related matters to Senior management.

The Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of this Code. Before making any determination that a violation has been committed by a person subject to this Code, such person shall be given an opportunity to supply additional explanatory material. The Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) under the 1940 Act.

No less frequently than annually the Chief Compliance Officer must furnish to Senior management, and Senior management must consider, a written report that describes any issues arising under the Code or its procedures since the last report to Senior management, including but not limited to, information about material violations of this Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that the Company has adopted procedures reasonably designed to prevent persons subject to this Code from violating this Code.

VIII. SANCTIONS FOR CODE VIOLATIONS

All violations of this Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

IX. APPLICATION/WAIVERS

All the directors, officers and employees of the Company and its Advisor are subject to this Code.

Insofar as other policies or procedures of the Company or its affiliates govern or purport to govern the behavior or activities of persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of this Code for an executive officer or member of the Board must be made by Senior management and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

X. RECORDS

The Company shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission:

1.      A copy of this Code that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.      A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.      A copy of each report made by an Access Person or duplicate account statement received pursuant to the Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4.      A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.      A copy of each report made to Senior management shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.      A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

XI. REVISIONS AND AMENDMENTS

This Code may be revised, changed, or amended at any time by Senior management. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of this Code, and that you agree to comply with the provisions.

APPENDIX A

Acknowledgment Regarding
Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to the Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of the Company’s Code of Business Conduct and Ethics, including section on Political Contributions and the Statement on the Prohibition of Insider Trading, (the “Code”), read it, and understand that the Code contains the expectations of the Company regarding employee conduct and ethical behavior. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I have an obligation to report to the Chief Compliance Officer any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (please print)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Code of Business Conduct and Ethics.

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APPENDIX B

INITIAL HOLDINGS REPORT

As of

To:      Chief Compliance Officer

A.      Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Company’s Code of Business Conduct and Ethics.

Broker/
		Interest						Dealer or
		Rate and Maturity		Number of Shares or	Dollar	Nature of Transaction		Bank Through
Title of	CUSIP	Date (If	Date of	Principal	Amount of	(Purchase,		Whom
Security	Number	Applicable)	Transaction	Amount	Transaction	Sale, Other)	Price	Effected

B.      Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities for my direct or indirect benefit:

Name of Broker, Dealer or Bank:

Date:	Signature:

Name (please print):

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APPENDIX C

QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended:

To:      Chief Compliance Officer

A.       Securities Holdings. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Company’s Code of Business Conduct and Ethics:

Broker/
		Interest						Dealer or
		Rate and Maturity		Number of Shares or	Dollar	Nature of Transaction		Bank Through
Title of	CUSIP	Date (If	Date of	Principal	Amount of	(Purchase,		Whom
Security	Number	Applicable)	Transaction	Amount	Transaction	Sale, Other)	Price	Effected

B.      New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established

C.      Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Name (please print):

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APPENDIX D

ANNUAL HOLDINGS REPORT

As of December 31, 20

To: Chief Compliance Officer

As of December 31, 20 , I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-l under the Investment Company Act of 1940, as amended:

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my securities holdings held by me or Beneficial Owners as defined by the Company’s Code of Business Conduct and Ethics.

Title of Security	CUSIP Number	Number of Shares or Principal Amount

B. As of December 31, 20, I maintained accounts with brokers, dealers, banks listed below in which securities were held for my direct or indirect benefit:

Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control, (ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.) and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:	Signature:

Name (please print):

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WELLINGS CAPITAL MANAGEMENT, LLC

Pre-clearance for Personal Securities Transactions

IMPORTANT NOTES: (1) All Access Persons must obtain pre-clearance from the Advisor’s CCO for proposed purchases of any of the following securities prior to executing on a trade. The purchase or sale of any requested investments by Access Persons which require pre-clearance include:

a)	All Initial Public Offerings (IPOs)

b)	All Private Placements

(2)	Relevant transactions by family members or other covered accounts must also be pre-cleared and;

(3)	Pre-clearance approval is good for the day of pre-clearance only.

Section One: To Be Completed by Employee Requesting Pre-clearance

Employee Name:
Date:
Time:
Name of Security that Employee is Requesting Preclearance to Trade:
Ticker Symbol or CUSIP:
Brokerage Account for Trade (last four digits):
Employee Signature*:

*	If sending a Word Version, your typed name constitutes as your signature.

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